Exhibit 8.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

February 26, 2026

Eversource Energy

300 Cadwell Drive

Springfield, Massachusetts 01104

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Eversource Energy (the “Company”) in connection with (i) the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (File No. 333-286362) (as amended by Post-Effective Amendment No. 1, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Junior Subordinated Notes, and (ii) the issuance by the Company of $750,000,000 aggregate principal amount of Junior Subordinated Notes, Series A, due 2056 (the “Series A Junior Subordinated Notes”) and $750,000,000 aggregate principal amount of Junior Subordinated Notes, Series B, due 2056 (the “Series B Junior Subordinated Notes” and, together with the Series A Junior Subordinated Notes, the “Junior Subordinated Notes”), as described in the Company’s Prospectus, dated February 20, 2026 (the “Prospectus”) and Prospectus Supplement, dated February 23, 2026 (the “Prospectus Supplement”).

This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder (the “Regulations”), and current administrative rulings and court decisions, and other applicable authorities, all of which are subject to legislative or interpretive changes that may be retroactively applied. No transactions closely comparable to those contemplated herein have been the subject of such authorities. No ruling has been or will be obtained from the Internal Revenue Service as to the United States federal income tax matters addressed herein and no assurance can be given that the Internal Revenue Service, or if challenged, a court, would concur with the opinions set forth below. We express no opinion as to any laws other than the federal income tax laws of the United States, and we express no opinion as to any federal income tax issue except those set forth below.

In arriving at the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture as defined in the underwriting agreement relating to the offer and sale of the Junior Subordinated Notes (the “Underwriting Agreement”), (v) the Underwriting Agreement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. We have assumed, with your permission, that the parties to the documents upon which we have relied will comply with the terms thereof, that such documents will not be amended in any manner that would affect the conclusions herein, that there has been no relevant change or development between the dates as of which such documents were provided to us and the date thereof and that such documents are enforceable in accordance with their respective terms.

We also have relied upon certain written statements and representations made to us by the employees and officers of the Company and Underwriters and made such factual inquiries as we have deemed relevant and necessary. We have assumed, without independent verification, that the representations made and facts presented in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been and will be consummated in accordance with their terms, without any waiver thereof. Furthermore, in interpreting and complying with the Indenture and the operating agreements, the Company is entitled to rely on the written advice or opinion of their counsel. We have assumed, without independent verification, for purposes of this opinion, that all such written advice or opinions of counsel are, or will be, correct and complete. Our opinion is conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants and representations contained in all such documents.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iii) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (iv) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (v) the enforceability (as limited by bankruptcy and other insolvency laws) of, and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, (vi) the necessary ownership of and/or other rights and interests in assets, and the necessary adequacy and fairness of any consideration therefor, (vii) as to factual matters, the accuracy of each of the representations and warranties contained in any document, (viii) the compliance by the parties thereto with each of the covenants contained in any document without waiver or modification, (ix) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates, (x) there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below, and (xi) there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with any document. Each assumption herein is made and relied upon with your permission and without independent investigation.

Based on and subject to the foregoing, we are of the opinion that under the existing federal income tax laws of the United States of America, for United States federal income tax purposes, although not free from doubt, as of the date of the issuance of the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes.

This opinion is limited to the specific issues addressed herein and the opinion expressed above is limited in all respects to laws and facts existing on the date hereof. By delivering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof, or as to any future action that may become necessary to maintain the character of the Junior Subordinated Notes as indebtedness for United States federal income tax purposes.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K regarding the issuance and sale of the Junior Subordinated Notes and the incorporation of this opinion by reference in the Registration Statement and to references to us under the headings “Certain United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Junior Subordinated Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP